                                                                    EXHIBIT 99.2


                                NEORX CORPORATION
                             STOCK OPTION AGREEMENT

                                GRANT TO EMPLOYEE

THIS AGREEMENT is made between NeoRx Corporation ("NeoRx") and Douglass B. Given, M.D. ("Employee").

GRANT DATE: The effective date of this Agreement is July 30, 2001 (the "Grant Date").

GRANT: The Board of Directors hereby grants to Employee an Option to purchase 150,000 shares (the "Shares") of NeoRx Common Stock at the Option price of $3.35 per share ("Option"). The Option is granted outside the NeoRx Corporation Restated 1994 Stock Option Plan (the "Plan") but, except as expressly provided otherwise herein, is subject to the terms and conditions of the Plan.

NONQUALIFIED STOCK OPTION: This Option is granted as a nonqualified stock option, which is not intended to qualify as an "incentive stock option" as that term is used under Section 422 of the Internal Revenue Code of 1986, as amended.

TERM: The term of the Option is ten years from the Grant Date, unless sooner terminated.

EXERCISE: During your lifetime only you can exercise the Option. The Plan provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.

TERMINATION OF OPTION: The unvested portion of the Option shall terminate automatically upon termination of employment or services for any reason. The vested portion of the Option shall remain exercisable until the earliest of:

         (a) the tenth anniversary of the Grant Date;

         (b) one year after termination of employment or if later, three months after termination of either employment or services (whether as a director, consultant or other service provider) with NeoRx or a related corporation for any reason other than for cause or by reason of total disability or death;

         (c) one year after termination by reason of total disability (as defined in the Plan) or death; and

         (d) immediately upon termination for cause (as defined in the Plan).

         If Employee dies while the Option is still exercisable, the Option shall remain exercisable until the earlier of (i) the tenth anniversary of the Grant Date and (ii) one year from the date of death.

         IT IS EMPLOYEE'S RESPONSIBILITY TO BE AWARE OF THE DATE ON WHICH THE OPTION TERMINATES AND IS NO LONGER EXERCISABLE.

NONTRANSFERABILITY OF OPTION: The Option is not transferable except by will or by the applicable laws of descent and distribution.

VESTING AND EXERCISABILITY: 1/12th of the Option will vest and become exercisable after each full month of employment with the Company.

TERMS OF PAYMENT: The Option price shall be payable in full at the time of exercise in cash, by personal check of Employee, in NeoRx Common Stock ("Stock") (which has been held for at least six months) or any other form of consideration permitted by NeoRx, or a combination hereof, as Employee may determine. Stock delivered as full or partial payment upon exercise shall be valued at the fair market value of the Stock on the date of exercise, where the term "fair market value" is defined as the price of the last trade of Stock reported by NASDAQ on the date of exercise.

DIVIDEND, STOCK SPLIT, COMBINATION OR RECLASSIFICATION: If, from time to time, during the term of this Agreement, there is any stock dividend, stock split, combination of shares, or reclassification of the outstanding Stock, then any and all new, substituted or additional shares to which Employee is entitled by reason of this Agreement shall be included in the word "Shares" for all purposes of this Agreement with the same force and effect as the shares presently subject to this Agreement and there shall be a corresponding adjustment to the price for each share.

         Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned. By your signature below, Employee also acknowledges receipt of the Plan and the Plan Summary.



                                      NEORX CORPORATION



                                      By  /S/ MELINDA G. KILE
                                          --------------------------------------
                                          Melinda G. Kile
                                      Its Controller



                                      EMPLOYEE



                                      /S/ DOUG B. GIVEN
                                      ------------------------------------------
                                      Douglass B. Given, M.D.